Exhibit 5.1

September 4, 2008

Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

Re:	Tyson Foods, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Post-Effective Amendment No. 1, dated September 4, 2008 (the “Post-Effective Amendment”), which amends the Registration Statement on Form S-3 (File No. 333-132434) (as amended by the Post-Effective Amendment, the “Registration Statement”), being filed by Tyson Foods, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the shelf registration of an unlimited amount of the Company’s Class A common stock, par value $0.10 per share (the “Class A Common Stock”), and convertible senior notes (the “Convertible Securities,” and together with the Class A Common Stock, the “Securities”). The Convertible Securities may be issued from time to time under an Indenture, dated as of June 1, 1995, or any amendment or supplement thereto (as amended and supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in trust to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank, N.A.)), as trustee (the “Trustee”).

We have examined the Registration Statement and the Indenture which has been filed with the SEC as an exhibit to the Registration Statement. We also have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth below.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

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Tyson Foods, Inc.

September 4, 2008

1.	The issuance and sale of the shares of Class A Common Stock (including any Class A Common Stock duly issued upon exchange or conversion of any Convertible Securities that are exchangeable or convertible into Class A Common Stock) covered by the Registration Statement will be duly authorized and each share of such Class A Common Stock will be validly issued, fully paid and nonassessable when: (i) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Certificate of Incorporation of the Company and taken all necessary corporate action authorizing the issuance and sale of the Class A Common Stock; (ii) if shares of the Class A Common Stock are to be sold pursuant to a firm commitment underwritten offering, an underwriting agreement with respect to such Class A Common Stock shall have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) certificates representing such Class A Common Stock shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in excess of the par value of the Class A Common Stock; and (iv) such certificates shall be in the form legally valid under Section 152 of the Delaware General Corporation Law.

2.

The Convertible Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when: (i) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Certificate of Incorporation and taken all necessary corporate action authorizing the issuance and sale of the Convertible Securities (including the issuance of the shares of Class A Common Stock upon exchange or conversion thereof); (ii) a Supplemental Indenture establishing the series of Convertible Securities under the Indenture (the “Supplemental Indenture”) shall have been executed and delivered by the Company and the Trustee, as qualified to act under the Trust Indenture Act of 1939, as amended; (iii) if the Convertible Securities are to be sold pursuant to a firm commitment underwritten offering, an underwriting agreement with respect to such Convertible Securities shall have been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the terms of the Convertible Securities and of their issuance and sale shall have been duly established in conformity with the Supplemental Indenture so as not to violate any applicable law or the Certificate of Incorporation or the By-laws of the Company and so as to comply with any requirement or restriction imposed by any court of governmental body having jurisdiction over the Company; and (v) the Convertible Securities shall have been duly executed by the Company and authenticated by the Trustee, as provided in the Indenture, the Supplemental Indenture and the resolutions of the Company’s Board of Directors, and

Tyson Foods, Inc.

September 4, 2008

shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Securities: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; (ii) the Indenture will not have been modified or amended, except by the Supplemental Indenture; and (iii) the Certificate of Incorporation and By-laws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Securities.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules or regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Sidley Austin LLP